Exhibit 22
Subsidiary guarantors and issuers of guaranteed securities and affiliates whose securities collateralize securities of the registrant
The following securities (collectively, the “Notes”) issued by the corresponding issuer listed below, each a wholly-owned subsidiary of The Carlyle Group Inc. (the “Company”) with the exception of the Company, were outstanding as of March 31, 2026:

Notes Issued Under	Issuer	Jurisdiction of Formation, Organization, or Incorporation
3.500% Senior Notes due 2029	Carlyle Finance Subsidiary L.L.C.	Delaware
5.050% Senior Notes due 2035	The Carlyle Group Inc.	Delaware
5.625% Senior Notes due 2043	Carlyle Holdings II Finance L.L.C.	Delaware
5.65% Senior Notes due 2048	Carlyle Finance L.L.C.	Delaware
4.625% Subordinated Notes due 2061	Carlyle Finance L.L.C.	Delaware
As of March 31, 2026, the guarantors under the Notes consisted of the Company, as a guarantor that provides an unsecured guarantee of the Notes, and its wholly-owned subsidiaries listed in the below table. The guarantees are joint and several, and full and unconditional.

Guarantor	Jurisdiction of Formation, Organization, or Incorporation
Carlyle Holdings I L.P.	Delaware
Carlyle Holdings II L.P.*	Quebec
Carlyle Holdings III L.P.	Quebec
CG Subsidiary Holdings L.L.C.	Delaware
Carlyle Holdings II L.L.C.	Delaware
* Carlyle Holdings II L.P. is not a guarantor of the 4.625% Subordinated Notes due 2061 or the 5.050% Senior
Notes due 2035